Exhibit 5.1

BEIJING	400 South Hope Street	SAN FRANCISCO
BRUSSELS	Los Angeles, California 90071-2899	SHANGHAI
CENTURY CITY		SILICON VALLEY
HONG KONG	TELEPHONE (213) 430-6000	SINGAPORE
LONDON	FACSIMILE (213) 430-6407	TOKYO
NEWPORT BEACH	www.omm.com	WASHINGTON, D.C.
NEW YORK

September 23, 2009	OUR FILE NUMBER
171,298-012
Conexant Systems, Inc.
4000 MacArthur Boulevard
Newport Beach, CA 92660
Re:	Registration of Common Stock of Conexant Systems, Inc.
Ladies and Gentlemen:
     We have acted as special counsel to Conexant Systems, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of up to $4,000,000 of shares of common stock, par value $0.01 per share (the “Common Stock”) of the Company (the “Shares”). The Shares are being registered for offering and sale from time to time pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act. The Registration Statement incorporates by reference the Registration Statement on Form S-3 (File No. 333-160637), originally filed with the Securities and Exchange Commission on July 17, 2009 and declared effective by the Securities and Exchange Commission on July 27, 2009 (the “Related Registration Statement”), including the prospectus which forms a part of the Related Registration Statement (the “Prospectus”), as supplemented from time to time by one or more prospectus supplements (each, a “Prospectus Supplement”).
     In our capacity as such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other records and documents as we considered appropriate including, without limitation:
(i)	the Registration Statement and Related Registration Statement;

(ii)	a specimen certificate representing the Common Stock;

(iii)	the Amended and Restated Certificate of Incorporation of the Company, as amended and presently in effect (the “Certificate of Incorporation”);

(iv)	the Amended Bylaws of the Company, as presently in effect (the “Bylaws”); and

(v)	the unanimous written consents executed by the Board of Directors of the Company (the “Board of Directors”) on July 14, 2009 and September 17, 2009 (the “Board Consents”) relating to the issuance and sale of the Shares and related matters.

O’Melveny & Myers llp
Conexant Systems, Inc., September 23, 2009 — Page 2
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.
     In connection with the opinion expressed below, we have assumed that, at or prior to the time of delivery of any Shares, (i) the Board of Directors has taken all necessary corporate action to authorize the issuance and sale of the Shares in accordance with the Board Consents, and such authorization has not been modified or rescinded, (ii) the effectiveness of the Registration Statement has not been terminated or rescinded, (iii) an appropriate prospectus supplement with respect to the Shares has been prepared, delivered and filed in compliance with the Securities Act and the applicable rules and regulations thereunder and (iv) there has not occurred any change in law affecting the validity or enforceability of the Shares. We have also assumed that the terms of the issuance and sale of the Shares have been duly established in conformity with the Certificate of Incorporation and the Bylaws and that none of the terms of the Shares to be established after the date hereof, nor the issuance and delivery of such Shares, nor the compliance by the Company with the terms of such Shares will violate any applicable law or public policy or result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.
     On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Shares, when (i) certificates representing the Shares in the form of the specimen certificates examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar, and delivered to the purchasers thereof or, in the case of Shares issued in “street name,” the Shares have been entered on the books of the transfer agent and registrar under the names of the nominal owners, and (ii) if the Shares are to be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Shares has been duly authorized, executed and delivered by the Company and the other parties thereto, the issuance and sale of such Shares will have been duly authorized by all necessary corporate action on the part of the Company, and such Shares will be validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than $0.01 per Share.
     The law covered by this opinion is limited to the present General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

O’Melveny & Myers llp
Conexant Systems, Inc., September 23, 2009 — Page 3
     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus and any Prospectus Supplement included in the Registration Statement and the Related Registration Statement.
Respectfully submitted,
/s/ O’Melveny & Myers LLP